UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2018

MEDIACOM BROADBAND LLC

(Exact name of Registrant as specified in its charter)

Delaware	333-72440	06-1615412
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 Mediacom Way

Mediacom Park, NY 10918

(Address of principal executive offices)

Registrant’s telephone number: (845) 443-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 8.01.	Other Events

On March 29, 2018, Mediacom Broadband LLC received $158.0 million in cash contributions from its parent, Mediacom Communications Corporation (“MCC”). MCC received the cash contributions of $158.0 million from Mediacom LLC, another wholly-owned subsidiary of MCC, on the aforementioned date. Such cash contributions, along with $151.6 million of borrowings under Mediacom Broadband LLC’s existing revolving credit facility, were used to fund the $309.6 million aggregate redemption price of the 6 3⁄8% Senior Notes due 2023 (the “6 3⁄8% Notes”) on April 2, 2018.

As previously disclosed, on March 2, 2018, Mediacom Broadband LLC and Mediacom Broadband Corporation announced a call for redemption of the entire $300.0 million aggregate principal amount outstanding of the 6 3⁄8% Notes. In accordance with the redemption provisions of the 6 3⁄8% Notes and the related indenture, the 6 3⁄8% Notes were redeemed on April 2, 2018 (the “redemption date”) at a price equal to $1,031.88 for each $1,000 principal amount outstanding, or an aggregate redemption price of $309.6 million. In addition, the April 1, 2018 interest payment and the remaining accrued interest payment were made as required under the indenture governing the 6 3⁄8% Notes, and interest on the 6 3⁄8% Notes ceased to accrue on and after the redemption date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 2, 2018

Mediacom Broadband LLC

By:	/s/ Mark E. Stephan
Mark E. Stephan
Executive Vice President and Chief Financial Officer